Exhibit 99.1

News Corp.	NWS	Q1 2014 Earnings Call	Nov. 11, 2013
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PARTICIPANTS

Corporate Participants

Mike Florin – Senior Vice President & Head of Investor Relations, News Corp.

Robert J. Thomson – Chief Executive Officer, News Corp.

Bedi Ajay Singh – Chief Financial Officer, News Corp.

Other Participants

John Janedis – Analyst, UBS Securities LLC

Justin F. Diddams – Analyst, Citigroup Global Markets Australia Pty Ltd.

Jessica Reif Cohen – Analyst, Bank of America Merrill Lynch

Eric Y. Katz – Analyst, Wells Fargo Securities LLC

Alexia S. Quadrani – Analyst, JPMorgan Securities LLC

Douglas M. Arthur – Analyst, Evercore Partners (Securities)

Adam Alexander – Analyst, Goldman Sachs (Australia) Pty Ltd.

Bill G. Bird – Analyst, FBR Capital Markets

Entcho Raykovski – Analyst, Deutsche Bank AG (Australia)

Mike C. Morris – Analyst, Guggenheim Securities LLC

Craig A. Huber – Analyst, Huber Research Partners LLC

Tim W. Nollen – Analyst, Macquarie Capital (USA), Inc.

Westcott I. Rochette – Analyst, Standard & Poor’s Investment Advisory Services LLC

Samantha Carleton – Analyst, Credit Suisse (Australia) Ltd.

Alan S. Gould – Analyst, Evercore Partners (Securities)

MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome to the News Corporation First Quarter Earnings Call. Today’s conference is being recorded. At this time I would like to turn the conference over to Mr. Michael Florin, Senior Vice President and Head of Investor Relations. Please go ahead, sir.

Mike Florin, Senior Vice President & Head of Investor Relations

Thank you very much, operator. Hello, everyone, and welcome to News Corp.’s Fiscal First Quarter 2014 Earnings Call. We issued our earnings press release about 30 minutes ago and it’s now posted on our website at www.newscorp.com.

On the call today are Robert Thomson, Chief Executive; and Bedi Singh, Chief Financial Officer. We’ll open with some prepared remarks from both Robert and Bedi and then we’ll be happy to take questions from the investment community.

This call may include certain forward-looking information with respect to News Corp.’s business and strategy. Actual results could differ materially from what is said. News Corporation’s Form 10-Q for the three months ended September 30, 2013 identifies risks and uncertainties that could cause actual results to differ and these statements are qualified by the cautionary statements contained in such filings.

Additionally, this call will include certain non-GAAP financial measurements. The definition of and reconciliation of these measures can be found in our earnings release and our 10-Q filings. Finally please note that certain financial measures used in this call such as segment EBITDA, adjusted

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segment EBITDA, and adjusted EPS are expressed on a non-GAAP basis. A GAAP to non-GAAP reconciliation of these non-GAAP measures is included in our earnings release.

With that I’ll pass it over to Robert Thomson for some opening comments.

Robert J. Thomson, Chief Executive Officer

Thank you, Mike, and welcome all to our first earnings call at the new News. There will certainly be time for questions after Bedi Singh elucidates the figures, but I thought it useful to provide some context for the fledgling company’s operations and a sense of its trajectory. We are confident about our prospects, given the market-leading brands in our midst, the talented executives overseeing our companies, and the focus that has come from concentrating minds and aggregating assets.

Among our comparative advantages are the following: we have scale, meaning that we can influence the terms of trade for digital content businesses at a time of mass migration in mass media. There are dramatic shifts underway in the creation, delivery, and consumption of content. The platform permutations are multiplying and so are the opportunities to profit; secondly, we are diverse globally and see clear opportunities to expand beyond our existing footprint. You will see evidence of those expansion plans in coming months, but it will be expansion based on extending our existing expertise; and we have a robust balance sheet that provides the company with genuine financial flexibility, allowing us to be agile in responding to emerging opportunities. But we also have our costs under vigilant watch, and there is no doubt that the focus of the new News has enabled us to identify inefficiencies and extract expense.

We have been public for a mere four or so months, but the company has a remarkable prominence and a very proud history. We will be candid with you about the challenges, as we have been about the headwinds buffeting our Australian newspaper business. But we are confident that our emerging strategy will well serve our investors, our employees and our customers. Our aim is not just to transform the company, but to transform its long-term prospects.

Bedi will provide you with the detailed figures, but the overall themes are as follows: total segment EBITDA has risen significantly; Adjusted EBITDA is, however, down slightly; margins in our largest segment, News and Information Services, have risen, even as revenues in Australia have been particularly soft; free cash flow has improved by $145 million over the same period last year, although comparisons generally are made difficult by the fact that technically the company itself didn’t exist at this time last year.

We collectively recognize the need to evolve. We must generate more advertising revenue, but overall be less dependent on advertising and much more subscription focused. And we must take advantage of the rise of mobile as a platform. Across our businesses, we are seeing exponential increases in the use of smartphones and tablets to access our content. Each platform has unique challenges and opportunities, but we will be among the pioneers on packaging and pricing and profiting in the emerging environment.

Our initiatives will play an important role in that development, as we indicated at the Investor Day. Three projects have already been launched, in particular: a global programmatic advertising exchange; secondly, our excellent UK team has created Sun+, the digital strategy for Britain’s best-selling newspaper; and we have just launched BallBall, our Asian Digital Football business, which focuses on upwardly mobile users, smartphones, the web, and tablets.

Our advertising exchange, which has involved unprecedented cooperation among all of our media businesses, began trading just over a fortnight ago and has already attracted more than 10 major advertisers. We are able to leverage our leading global brands and our exclusive first-party data, thus allowing us much more leverage over yields and protecting the integrity of our audience. We

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are discontinuing remaining arrangements with third-party ad networks, so that any advertiser who wants to reach our great content and premium audiences must do so directly.

Some of you will be aware that we acquired exclusive Premier League near-live video clip rights in the UK, highlighting goals and other monumental moments for subscribers and loyal readers of our British newspapers. But Sun+ is much more than soccer snippets, as the team in London have worked to improve the depth of our digital editorial for subscribers and provide them with retail, leisure and other discounts of at least £200 a month. The purpose behind these subscriptions is to heighten affinity, which is of supreme importance to advertisers frustrated by audiences who have little loyalty and are digitally distracted. On our next call, we’ll have firm figures for you as we are now early in the acquisition phase and developing doable metrics on elasticity and churn.

We told you at the Investor Day that we were underrepresented in Asia where macroeconomic growth rates remain relatively high and smartphone penetration is increasing exponentially. For a modest sum, we acquired exclusive video clip rights to the Premier League and rights to other European soccer leagues for apps and websites for a company called BallBall in Indonesia, Vietnam and Japan. We have been repurposing content and statistics from our London papers as well as utilizing the WSJ digital networks in Japan and Indonesia and the video expertise of FOX SPORTS Australia. Such creative collaboration is crucial to making us more than a sum of our parts. There is no doubt that important lessons from this digital-only venture will be adopted elsewhere in our company as the second screen becomes a first priority.

And within our core companies, the digital transformation continues apace. For example, at HarperCollins, e-Books rose from 15% to 22% of sales, while our margin improved from 11.4% to over 13% in the past year. We spoke at the Investor Day about plans for the expansion, and we’ve since announced a number of initiatives, including subscription deals with Oyster and Scribd.

At the Wall Street Journal where advertising revenue has been stable, it’s worth highlighting that mobile usage rose 59% in September compared to the same month last year. Meanwhile, the development teams have just completed work on the first phase of DJX, our new B2B product, which will be rolled out over coming months.

In Australia at REA, of which we own 61.6%, the management team is constantly seeking to innovate and connecting agents with customers. The revival of the Australian property market has certainly been of benefit, as you can see from today’s numbers, and the market cap of the company since July 1 has risen from A$3.56 billion to A$5.3 billion. While the majority of REA revenues come from within Australia, the company is continuing to expand its international footprint.

At Amplify, Joel Klein and the team are focused on building our K-12 subject matter, which is the most significant segment of the company’s three divisions. They aim to bring that product to market for the fall of 2014 and you’ll be able to track our success as we compete to supply school districts with contemporary curriculum.

We will continue to be disciplined and to seek out opportunities we think will enhance the growth profile of News Corp. and complement our existing strengths. But we will also continuously review our asset portfolio. This quarter we sold the Dow Jones Local Media Group and a live events business at HarperCollins. We concluded that these assets were non-core to News Corp. strategy.

Four months along in the life of the new News, we are even more convinced that the company will thrive as it becomes more digital and increasingly global. We will continue to balance heightened cost consciousness with a need for investment, all informed by the very clear goal of enhancing the value of shareholder returns.

Now, let me usher in Bedi Singh who will furnish you with the financials.

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Bedi Ajay Singh, Chief Financial Officer

Thank you, Robert, and good afternoon, everyone. First, I’d like to share with you some high-level financial highlights and then we will discuss each segment in further detail.

We reported fiscal 2014 first quarter total revenues of $2.07 billion, a 3% decrease versus the prior year period revenues of $2.13 billion. Excluding the impact of acquisitions, divestitures, and adjusting for foreign exchange fluctuations, total revenue declined 4%. The earnings release you will see includes a reconciliation to reflect these adjustments.

Turning to EBITDA, we reported total segment EBITDA of $141 million, which was a 58% increase versus the prior year period. Again, excluding all acquisitions and divestitures, most notably FOX SPORTS Australia, which we acquired last November, and the Dow Jones Local Media Group, which we sold in September of this year, all costs related to the U.K. Newspaper Matters, which were $17 million this quarter, and excluding foreign exchange fluctuations, total EBITDA declined this year by 5%.

Reported diluted EPS were a positive $0.05 versus negative $0.16 in the prior period. Excluding restructuring charges, the U.K. Newspaper Matters costs and other one-time items, adjusted EPS was $0.03, down from $0.06 from the prior period. But importantly, free cash flow available to News Corp. improved by $145 million compared to the prior year.

Now let’s turn to the individual operating segments. In News and Information Services revenues declined $171 million, or 10%, versus the prior year. Australia accounted for $121 million, or around 70% of the segment decline, of which almost half was due to foreign exchange.

Within segment revenues, total advertising declined 12%, of which FX was 4%, and looking at advertising performance across our key units, at News Corp. Australia, newspaper advertising revenues declined around 25%, including a 10% negative impact from foreign currency. News UK advertising declined 7%, with the majority of the decline being due to incremental Olympic spending last year. Wall Street Journal advertising domestically was virtually flat with the prior year, and overall Dow Jones advertising was down low single digits, impacted by some weakness in Asia and Europe. We haven’t seen so far any inflection points in advertising in either direction. Australia remains very challenged, while the UK and U.S. have been more stable, but we recognize that visibility is still somewhat limited.

Circulation and subscription revenues declined 6%, of which FX was 3%. We were hurt this quarter by lower print volumes, a decline in institutional sales at Dow Jones, which were partially offset by cover price increases in the UK and Australia, and growth at the Wall Street Journal and WSJ.com. As Robert mentioned, this past quarter we launched Sun+, our paywall in the UK, bundled with English Premier League highlight clips and have put all of our major mastheads in Australia behind the paywall. We’ve also relaunched the New York Post website and we are also in the early phases of rolling out DJX, our bundled institutional offering at Dow Jones. And the conversion to this single product offering had a modest negative impact this quarter to revenues.

At News America Marketing, sales improved 3% versus last year, led by strong double-digit growth in the in-store business, consistent with our comments at the Investor Day, and importantly, we saw margin expansion there this quarter. We saw growth in Canada and growth in several food and drug categories.

Operating costs for News and Information Services were down 12% this quarter. That was due mainly to lower head count as we realized some savings from prior year restructurings, lower newsprint costs and production costs, and lower marketing expenses.

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Turning to News and Information Services EBITDA, this increased $7 million or 6% versus last year. We saw strong profit contributions from News UK, News America Marketing, and also benefited from the absence of losses from The Daily last year, partially offset by continued weakness in Australia and foreign currency impacts.

So if you look at EBITDA, excluding the sale of Local Media Group and foreign exchange fluctuations, EBITDA increased 12% and segment revenues declined 6%. We do not believe this level of EBITDA growth or margin expansion is indicative of the next few quarters or a run rate. We have several initiatives which we are in the early stages, including DJX at Dow Jones, Sun+ at News UK, and we are developing our digital assets in Australia.

In Cable Network Programming, segment revenues this quarter were $132 million and segment EBITDA was $29 million. On a standalone basis, assuming we had owned FOX SPORTS Australia in the prior year quarter, revenues were flat and segment EBITDA declined 31%. However, excluding foreign exchange fluctuations, revenues increased 14% and EBITDA declined 21%.

Advertising improved strong double digits, thanks to solid audience gains and increased government spending around the elections. Subscription revenues grew approximately 8%, helped by an increase in digital platform subscribers. The decline in Cable Network Programming EBITDA was driven primarily by timing of higher expenses associated with the airing of the National Rugby League rights contract which began in March 2013. Operating expenses should be lower in Q2, which is seasonal given our roster of sports rights.

In Digital Real Estate Services, REA revenues increased $9 million, or 11%, compared to last year, reflecting increased revenues from listing depth penetration and new product growth. Segment EBITDA increased $9 million, or 26%, compared to the corresponding prior-year period, primarily due to the increased revenue. Margins were 48.9%, up from 43.2% in the prior year. Excluding foreign currency, revenue and EBITDA grew 23% and 43%, respectively.

Turning to the Book Publishing segment, revenues declined 7%, but EBITDA grew 8% versus the prior year. The top line this quarter was hurt by the sale of the Women of Faith live events business, the decision to exit the U.S. distribution business, a soft Christian publishing marketplace, and foreign currency fluctuations. Looking deeper at the results, we had a very strong performance this quarter in e-books. Some key titles to call out were the Veronica Roth Divergent series in children’s, and Daniel Silva’s English Girl and general books. For the quarter, e-books as a percentage of revenues, improved to 22% from 15% in the prior period and total e-books sales improved by over 30%.

We’re very excited by the pipeline of titles in Q2, led by Allegiant, the final chapter in the Divergent series which debuted October 22 and has sold approximately 1.8 million copies to date. This should lead to an improved performance for Q2 even with some revenue headwinds from the sale of the live events business. And EBITDA margins advanced to 13.1% from 11.4%. The EBITDA growth and margin improvement was driven by higher e-book penetration and improved operating efficiencies.

In our Other segment, which includes Amplify, our corporate Strategy and Creative Group, corporate overhead, and costs related to U.K. Newspaper Matters, segment EBITDA improved $4 million, primarily due to lower costs of approximately $44 million related to the U.K. Newspaper Matters, partially offset by higher expenses of $29 million at Amplify; $6 million incurred by our corporate Strategy and Creative Group, including the launch of BallBall as mentioned by Robert; and increased corporate overhead expenses of $8 million compared to an allocated basis used for fiscal 2013.

In the quarter we incurred $40 million related to the U.K. Newspaper Matters of which the net impact on total segment EBITDA was $17 million. That’s net pre-tax costs after the indemnification

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from 21st Century Fox. Now for the full year, we expect corporate overheads to be in the $140 million to $160 million range, consistent with our comments at the Investor Day. For our corporate Strategy and Creative Group, we will likely spend in the $35 million to $45 million range. This includes spending on our BallBall product offering, including small rights acquisition costs, our advertising exchange, as well as a few other key initiatives currently in development. On Amplify, we expect operating losses to be higher than in fiscal 2013, but in contrast to last year, costs are unlikely to ramp-up from the first quarter as curriculum development is now well underway.

Turning to equity income, our earnings from affiliates were $13 million this quarter, compared to $26 million last year. The lower contribution primarily reflects the absence of the 44% stake in SKY Network Television which was sold in March 2013, and the consolidation of FOX SPORTS Australia in November 2012. On the plus side, we had higher contribution from Foxtel, which benefited from an increased ownership to 50% from 25% in November 2012. Foxtel EBITDA grew mid-teens this quarter in local currency.

Turning now to cash flow, for the quarter cash flow from operations improved to positive $59 million compared to negative $87 million last year and free cash flow available to News Corp. improved to negative $10 million versus negative $155 million last year. This improvement was driven by lower restructuring payments, lower costs related to U.K. Newspaper Matters, lower tax payments, and the inclusion of FOX SPORTS Australia, partially offset by the absence of cash distributions from SKY Network Television last year.

On our P&L statement, you can see that we recorded a tax benefit and a corresponding expense in Other of $483 million. This relates to a tax refund we received in October over past claims in a foreign jurisdiction, which had been in dispute. This refund will be remitted to 21st Century Fox as part of the tax sharing and indemnification agreement. This item is a pass through only and had no impact on net income, EPS, or free cash flow.

And finally, a few additional items, we expect full year CapEx to be higher than fiscal 2013 and more in line with levels seen in fiscal 2012 of $375 million as we had discussed at the Investor Day. We expect the majority of our capital investment to be continued to be focused on technology innovation including the rollout of our common publishing system.

CapEx this quarter was $67 million versus $64 million last year. Restructuring costs were down significantly this quarter at $27 million, of which $23 million was related to the newspaper business, compared to $115 million in the prior year. Last year restructuring costs totaled $293 million. We continue to expect this to come down this year.

We continually review our portfolio of assets. This quarter we realized $96 million in proceeds, mostly related to the sale of the Local Media Group and a few smaller transactions, including the HarperCollins live events business, which we viewed as non-core to News Corp.

On the U.K. Newspaper Matters we have accrued approximately $78 million, of which $53 million will be indemnified by 21st Century Fox. This represents our best estimate of that liability for the claims that have been filed as of quarter end. Cash on the balance sheet as of September 30 was around $2.7 billion, which includes $230 million of cash in REA. And lastly, we entered into a $650 million five-year revolving credit facility. There are no funds drawn on it at this time. We view the revolver as a financially prudent instrument and consistent with most of our peers.

So in summary, expenses are on the right track, while the revenues remain under pressure. We have been candid about some of the headwinds we face, particularly in News and Information Services. We continue to view fiscal 2014 as a transition year as we balance ongoing operational efficiencies with prudent investments and focus on stabilizing top line performance. We look forward to continuing to update you on our progress throughout the year.

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And with that let me turn back to the operator for our Q&A section.
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QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And our first question will come from John Janedis with UBS.

<Q – John Janedis – UBS Securities LLC>: Hi. Thank you. Good luck, guys. So cost controls within the News Media segment are a theme I’m assuming you’re going to be talking about for the next several years. But in the near-term can you talk about some of the cost-saving opportunities, where are you going to invest, and is the net of those two a decline?

<A – Bedi Singh – News Corp.>: Hi, John. It’s Bedi here. Thank you for your questions. As you know, over the past three or four years we have done significant amounts of restructurings across businesses, mainly on the newspaper side. I think the total over the last four years are something around $500 million. Clearly, we keep looking at operational efficiencies as we go forward, but you have to realize a substantial amount of efficiencies have been taken out. I think we’ll keep continuing to look at natural operating efficiencies as we roll out the common publishing system, but I don’t think we have any particular targets or sort of slash-and-burn type of cost reductions in mind as we go forward.

<A – Robert Thomson – News Corp.>: John, this is Robert here. Just to supplement Bedi’s answer, I think what is clear is that we are imposing a fair amount of discipline on the companies. There really is heightened cost consciousness, and the ability that the new News has given us to focus both on our strengths and on expenses is allowing us to certainly extract cost.

To your other question about investment; look, as we all know there are five potential uses for capital: there’s internal investment, there’s acquisitions, there’s debt of which we have none, dividends, and buybacks. As you can see already, we are engaged in some internal investment designed to generate revenue and the programmatic ad exchange is a good example of that. And as we’ve made clear at the Investor Day, look, we’re interested in acquisitions, but these are going to be extensions and not eccentric. They must do more than just add to the sum.

<A – Mike Florin – News Corp.>: Operator, we’ll take our next question please.

Operator: Our next question will come from Justin Diddams with Citi.

<Q – Justin Diddams – Citigroup Global Markets Australia Pty Ltd.>: Morning guys. Just a quick question on the phasing of earnings across the quarters, when we look at the types of businesses you run, I’d expect there to be fairly consistent revenue and earnings by quarter. However, when we look at some of the pro forma numbers from 2013 and even 2012, first to second quarter there does seem to be disparity in earnings contribution. I wonder if you could just give us a sense of what your expectations are for the phasing of earnings across the quarters, particularly as where we’ve got the inaugural set of results today and we’re sort of paving the way here. So any color on that would be appreciated.

<A – Bedi Singh – News Corp.>: Justin, it’s Bedi here. Thanks for dialing in from Australia. I think if you look at all of our different business segments, the operating businesses do tend to have seasonality and lumpiness. For example, if you look at the Cable Programming segment, that’s definitely lumpy depending on the airing of sports rights. Our book business tends to have a very big season around the holidays. If you look at newspaper advertising, even that is seasonal. So I think generally it’s hard to generalize and say that these businesses are constant across the fiscal year.

<A – Mike Florin – News Corp.>: Operator, we’ll take our next question, please?

Operator: Our next question comes from Jessica Reif Cohen with Bank of America Merrill Lynch.

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<Q – Jessica Reif Cohen – Bank of America Merrill Lynch>: Thanks. I have two questions. I was just wondering if you could talk a little bit about Amplify, what the current investment is and to peak losses or peak investment, is it fiscal 2014? And the second question is, on the use of cash, I know, Robert, you outlined what the five uses could be. But you mentioned in your initial comments that in terms of acquisitions, that you would soon maybe increase your footprint in existing businesses. I’m just wondering what regions seem to be the highest interest to you? Thank you.

<A – Bedi Singh – News Corp.>: Hi, Jessica. It’s Bedi. I’ll take the one on Amplify. So Amplify for the quarter we reported an operating loss of $57 million. And that included depreciation and amortization of around $6 million. So if you take that out, it’s roughly around $51 million of EBITDA loss. And again, as I said in my prepared remarks, we don’t expect to ramp up from that number because pretty much the curriculum development is in full swing in this quarter. So, hopefully that gives you a sense of where we’re heading for the year.

<A – Robert Thomson – News Corp.>: Jessica, it’s Robert. I’m sure you don’t expect me to be specific about likely acquisitions. But I think it’s fair to say that the two things that permeate our thinking are digital and global. And obviously, acquisitions that extend our expertise.

<A – Mike Florin – News Corp.>: Okay. Operator, we will take the next question, please.

Operator: And the next question comes from Eric Katz with Wells Fargo.

<Q – Eric Katz – Wells Fargo Securities LLC>: Hi. Good afternoon. So it sounds like both News Corp. and Telstra seem to be on the same page now for potential triple play offering. Can you comment on the strategy here, how long it would take to implement, and why you think this could be a game changer for Foxtel?

<A – Robert Thomson – News Corp.>: Look, we’re not going to go into specifics on our negotiations with Telstra, who are great partners of ours at Foxtel. Clearly it’s in the interest of all involved to increase loyalty and also to increase the attractiveness of the Foxtel package and, through that, our revenues from FOX SPORTS. And anything that does indeed do that, we’re in favor of.

<A – Mike Florin – News Corp.>: Operator, we will take the next question please.

Operator: Thank you. Our next question comes from Alexia Quadrani with JPMorgan.

<Q – Alexia Quadrani – JPMorgan Securities LLC>: Thank you. My question is just a follow-up on Amplify. Is there any more color you can give us on, sort of, the intermediate term outlook, understanding this is a longer-term investment? But are there any milestones we can look to over the next year or so, like new school districts up for bid, that could give us a sense of sort of how it’s progressing. And I guess on that topic, any update on the suspension of tablets at the Guilford schools?

<A – Bedi Singh – News Corp.>: Hi, Alexia, it’s Bedi here. Yeah, I mean, I think curriculum development is going very well. And then in terms of your specific question about when we can expect to see specific metrics, I think we expect curriculum-developed, curriculum sales, to be in sort of fiscal – I’m sorry, calendar 2014, in the fall of calendar 2014. I think that’s when you should look to see the first sort of sales into school districts for the curriculum products.

With respect to Guilford, well, I think the tablets have been recalled because of the safety issue that was identified. But currently, there’s an independent sort of consultant who is looking at the issues with these tablets. Clearly we’re not the manufacturer. So I think out of, sort of, abundance of caution and safety, we withdrew them. And I think as soon as we get the results back, and we’re in

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constant conversations with the Guilford authorities, and we expect to have tablets back there once this matter is behind us.

<A – Robert Thomson – News Corp.>: And just to supplement Bedi’s answer there, obviously the core investment in Amplify is going into the curriculum. A school district here or a school district there will be indicative of a certain amount of receptivity. But really longer-term, and I think you need to view Amplify longer-term, the scale rollout of curriculum will take place in the fall of 2014.

<A – Mike Florin – News Corp.>: Operator, we’ll take the next question please.

Operator:   And the next question comes from Doug Arthur with Evercore.

<Q – Doug Arthur – Evercore Partners (Securities)>: Yes. Thanks. I just wanted to go back to John’s first question on the cost dynamics in the News and Information Service segment. It looked like on a sequential basis, the costs really came down quite a bit, and so I’m wondering if you could just sort of elaborate on what caused such a big drop quarter-to-quarter. I know you mentioned some of the cost cuts you’d done in the past are starting to come through. But is there anything unusual in this quarter? And then I think Alan has a follow-up. Thanks.

<A – Bedi Singh – News Corp.>: Hi, Doug. So I think that unusual – I think the only thing that’s sort of a one-off probably is we shut down the Daily. That had an impact of about $6 million I think on costs. So that was sort of a one-time item. I think generally we expect to see this sort of level of cost reduction continuing to flow through in the following quarters. But at the end, you’ve got to sort of temper that with what I said, which is we’re facing revenue headwinds. So I think I’m not sure we’ll continue to see EBITDA margin expansion of the same amount in the quarters to come. But I think we certainly expect to see some of these costs go through.

<A – Mike Florin – News Corp.>: Alan? We’ll take our next question, operator.

Operator:   Okay. Thank you. The next question will come from Adam Alexander with Goldman Sachs.

<Q – Adam Alexander – Goldman Sachs (Australia) Pty Ltd.>: Good afternoon, guys. Bedi, I was just interested in your comments that Foxtel EBITDA was up mid-teens for the quarter? Can you just give us any more color on what’s driving that? And anything on kind of net adds, churn or ARPU that you’ve got handy?

<A – Bedi Singh – News Corp.>: Hi, Adam. Actually without, I think, on the ARPU and churn we’re not really giving out numbers on the quarterly basis. I think we sort of tend to do that on an annual basis. The EBITDA improvement has been from the integration of Austar and they realized a nice number of synergies. So that’s principally been I think the driving reason for the EBITDA improvement.

<A – Mike Florin – News Corp.>: Operator, we will take our next call please.

Operator:   Thank you. The next question comes from Samantha Carleton with Credit Suisse.

<Q>: Yeah. Hi. It’s actually [indiscernible] (37:20) here from Credit Suisse. Just a couple from me. Just on the – could you give us any idea of how sizeable the digital revenues are within your various News and Information businesses? That would be the first one. And just, secondly, on Foxtel and FOX SPORTS, is there any purchase price amortization charges in those EBITDA numbers we’re looking at?

<A – Bedi Singh – News Corp.>: On the EBITDA numbers there’s no amortization charges, just by the definition. And then on digital revenues, we’re actually not giving out right now the kind of

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splits of digital revenues in our segments. But I mean, we are seeing, as Robert mentioned, a nice pick-up in some of our digital statistics. I think Robert mentioned mobile usage on the Wall Street Journal is up almost 50%. So I think we’re seeing traction in all of our digital properties and clearly on e-books we know we’re having – as I gave the statistics we had almost 31% in e-book sales growth.

<A – Robert Thomson – News Corp.>: Just to supplement Bedi’s answer, it’s a little bit too early as we indicated to give you meaningful metrics on Sun+, but certainly what we’re seeing at the Times is good growth in digital and that translates into potentially strong growth in digital advertising because what you have there is a genuinely premium audience who are paying to access the content and as I mentioned in my introductory statement, they have an affinity with the Times which is material and meaningful and that sort of affinity we’re finding through our programmatic exchange is genuinely attractive to advertisers.

<A – Mike Florin – News Corp.>: Operator, we will take the next question.

Operator:   And moving on to Bill Bird with FBR.

<Q – Bill Bird – FBR Capital Markets>: Good evening. Could you talk a bit about how the digital subscription rollout is progressing in Australia? Thank you.

<A – Robert Thomson – News Corp.>: Bill, it’s very early days. As you know we have a new management team in place in Australia under the great leadership of Julian Clarke and Peter Tonagh who came across from Foxtel and Susan Panuccio, our new CFO. Julian is looking at that strategy at the moment. What we’re able to do as a company is learn from each other so there’ll be lessons from the Wall Street Journal for Australia, there’ll be lessons from Sun+ and that genuinely is one of the advantages of the new News.

<A – Mike Florin – News Corp.>: Operator, we’ll take our next question.

Operator:   And the following question comes from Entcho Raykovski with Deutsche Bank.

<Q – Entcho Raykovski – Deutsche Bank AG (Australia)>: Good afternoon. My question is around the NRL costs within Cable Network Programming. Are you able to provide more detail around the quantum of uplift in current quarter and what sort of drop-off you expect into the second quarter of the year? And then finally, heading into quarter three and four whether you expect those to be broadly I guess flat on the basic pay given it’s cycling some of the increased costs already?

<A – Bedi Singh – News Corp.>: Yes, NRL right costs for this quarter the impact was around $20 million. I don’t think we’re giving numbers for future quarters, but clearly it’s seasonal and the season is pretty much in this quarter.

<A – Robert Thomson – News Corp.>: Not many companies talk about seasonality in results, but when you have football seasons you have genuine seasonality.

<A – Mike Florin – News Corp.>: Operator, we’ll take our next question.

Operator:   And this next question comes from Mike Morris with Guggenheim Securities.

<Q – Mike Morris – Guggenheim Securities LLC>: Thanks, guys. Good afternoon. Two topics if you could. First, I know you’re not getting specific on digital revenue, but you talked about a pretty big mobile growth number at Wall Street Journal at 50% to 60%, yet advertising still is flat at the Journal. So can you talk about is there some kind of growth in mobile that has been partially offset by traditional, or is it still too early to have mobile impact? And if so maybe how long does it take or what’s the gating factor there?

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And then also just on the Rugby League costs, can you educate us a little bit about the benefit of the contract? It hurts you in this quarter. What’s the return profile on that type of investment? Does it drive sub growth in the future? Why take the higher drag in the current quarter? Thanks.

<A – Robert Thomson – News Corp.>: I’ll take the first question and Bedi the second. Look, what we truly are seeing is mass migration in mass media. When you talk about a 59% increase in audience for a premium product like the Wall Street Journal, you’re talking about both a significant trend and a significant opportunity. It’s just a little early for us to quantify what that means in terms of long-term advertising trends. I think what you can see we’ve done is create the programmatic exchange, which enables us to sell across properties, but also to get maximum yield for premium properties like the Journal on any platform, including mobile.

<A – Bedi Singh – News Corp.>: And just on the Rugby League, look after AFL, it’s sort of the most popular sport and it’s must-have programming you have to have if you’re into the sports programming business. Underpins our current subscriber base, I think it’s very helpful to have for the digital platform where Foxtel is currently putting out new offerings. So I think we sort of view it as must-have programming.

<A – Mike Florin – News Corp.>: Operator, we’ll take our next question, but please limit to one question per caller.

Operator:   Our next question comes from Craig Huber with Huber Research.

<Q – Craig Huber – Huber Research Partners LLC>: Yes, hi. Can you give some more clarity please within your cable network programming on a year-over-year basis, pro forma. How did the advertising revenues do there versus a year ago and also I guess your circulation versus subscription revenues there please? Thank you.

<A – Bedi Singh – News Corp.>: So, I think on a pro forma basis we had a good growth in advertising. It was up almost 50%. Subscription, as I said, was up around 8%. Advertising currently is around 19% of total revenue, roughly.

<A – Robert Thomson – News Corp.>: I think, as Bedi mentioned there, there has been a significant increase in advertising and you’ll recall as we mentioned at the Investor Day that that was going to be one of our priorities that in between sports events the team there under Patrick Delany was improving the quality of the programming and around that building out an offering that was more attractive to advertisers, and quite frankly that has come to pass.

<A – Mike Florin – News Corp.>: Operator, we’ll take our next question.

Operator:   And moving on to Tim Nollen with Macquarie.

<Q – Tim Nollen – Macquarie Capital (USA), Inc.>: Yes, hi. Thanks. My question is about the News and Information business please? I think I missed a number that you may have given out about the performance in Australia? And I’m curious about your comment about how the first quarter is not indicative of the run rate for the next few quarters? Could you just give a little bit more color please on the revenues in Australia and what you’re doing there? I know you’ve talked about it at your Investor Day, but what you’re doing there and what we should expect in terms of margin for the rest of the year, please?

<A – Bedi Singh – News Corp.>: So, Australia, the advertising revenue I said declined around 25%, which included a 10% negative impact from foreign currency. And basically, in terms of the cost side of the equation, we expect cost savings to sort of continue. But what I meant was if you

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look at revenues and revenues being under pressure for News and Information Services, I think EBITDA margin expansion continues to remain challenged when we look forward.

<A – Mike Florin – News Corp.>: Operator, we will take our next question.

Operator:   And the next question comes from Westcott Rochette with S&P Capital IQ.

<Q – Westcott Rochette – Standard & Poor’s Investment Advisory Services LLC>: Thank you. Just a question back on the Cable. If we look at it on an annual basis, the business is running mid-to-low 30%s EBITDA margin and was down lower? I understand you had some contracts that kind of came up, but as you absorb those contracts and rebuild advertising, are you looking to get back to a 30% margin in that business or is it kind of more sub growth going forward? Thank you.

<A – Bedi Singh – News Corp.>: Okay, I think FOX SPORTS Australia, obviously, benefits when we have subscriber growth. And I think that’s one of the metrics that we look for, and clearly, as Robert mentioned, a good improvement in advertising as well. We’re not giving specific EBITDA margin targets on any of these businesses, but we would certainly look to extract efficiencies and certainly look to maintain margins in the business.

<A – Mike Florin – News Corp.>: Okay. Operator, we’ll take our next question.

Operator:   And the next question comes from Samantha Carleton with Credit Suisse.

<Q – Samantha Carleton – Credit Suisse (Australia) Ltd.>: Hi Robert, hi Bedi. I just wanted to ask a question around Dow Jones? Can you talk a little bit about the profile of the investment in the institutional business and when you expect revenue to kick in there?

<A – Robert Thomson – News Corp.>: Samantha, we’re obviously in a very early phase of the development of DJX. The problems at Dow Jones in the B2B business are certainly well-known to everybody on this call, and we were very candid about them on the Investor Day. It really goes back to that period of Telerate trauma where Dow Jones lost ground to its competitors, so this is a major restructuring of that business. The first iteration of DJX is just off the blocks, and so you’ll have to give the Dow Jones team and us a little while before we can give you an accurate read on its market penetration. But this is a significant development for Dow Jones, and frankly trying to improve the fortunes of part of the business, about 30% of the Dow Jones business, but trying to reverse the fortunes of part of that business that hasn’t performed to our expectations or to its potential for really almost two decades.

<A – Mike Florin – News Corp.>: Operator, we will take next question.

Operator:   And next question comes from Alan Gould with Evercore.

<Q – Alan Gould – Evercore Partners (Securities)>: Thank you. I was just wondering what your thoughts are on your dividend policy going forward.

<A – Bedi Singh – News Corp.>: Hi, Alan, it’s Bedi here. Clearly as we’ve said in our filings, there is an expectation that we will be paying a dividend. I think the timing and the amount is going to be determined by the board. But again, as we said before at the Investor Day, I think right now we’re focused on sort of managing the operating businesses, stabilizing the revenues, and I think internal investments. And as Robert said, this is one of the uses of capital we have. So clearly, it’s something we said we would do, but I think at this point in time it’s too early to sort of speculate on how much and when.

<Q – Alan Gould – Evercore Partners (Securities)>: Okay. Thanks, Bedi.

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<A – Mike Florin – News Corp.>: Operator, we will take the next question.

Operator:   At this time, there are no further questions, sir.

Mike Florin, Senior Vice President & Head of Investor Relations

Okay. Thank you all for your time. Talk to you next quarter.

Operator:   Thank you. That does conclude today’s conference. We do thank you for your participation today.

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